FOR IMMEDIATE RELEASE	NEWS
November 2, 2017	NYSE: NGS
Exhibit 99

Natural Gas Services Group, Inc.
Reports Third Quarter 2017 Financial and Operating Results

MIDLAND, Texas November 2, 2017 - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of gas compression equipment and services to the energy industry, today announced financial results for the three and nine months ended September 30, 2017.

For the quarter ended September 30, 2017, NGS reported revenue of $15.9 million, compared to $16.2 million for the quarter ended September 30, 2016. Revenue on a quarterly basis, decreased slightly by $305,000, or 1.9% sequentially and only 1.7% when compared to the same quarter in 2016.

The Company reported net income for the third quarter of $522,000 compared to $1.5 million in the same quarter in 2016 and $375,000 in the quarter ending June 30, 2017. Earnings per diluted share for the quarter ended September 30, 2017 was 4 cents and 9 cents year-to-date.

Highlights of the quarter include:

Revenue: Total revenue for the three months ended September 30, 2017 was $15.9 million, a decrease from $16.2 million compared to the same period ended September 30, 2016. The decrease is mainly a result of the $1.9 million drop in rental revenue offset by $1.7 million increase in sales. The drop in rental revenue was due to continued pricing and utilization pressures. Total revenue decreased between consecutive quarters by $305,000 to $15.9 million from $16.2 million. On a nine month year-to-date basis, revenues were down from 2016 by $3.9 million.

Operating Income: Operating income for the three months ended September 30, 2017 was $593,000, compared to the prior year's third quarter of $1.8 million. This decrease was due to a reduction in rental revenue and a change in the mix shift from higher margin rentals to lower margin sales. Sequentially, operating income increased to $593,000 from $414,000 due to an increase in sales margins between quarters. Operating income for the nine months ended 2017 was $1.4 million compared to $7.5 million for the same period in 2016. The decrease between comparative periods is primarily due to the decrease in rental revenues.

Adjusted Gross Margins: Total adjusted gross margin for the three months ended September 30, 2017 decreased $1.1 million to $8.3 million from $9.4 million for the same period ended September 30, 2016. Total adjusted gross margin as a percentage of revenue decreased to 52% for the three months ended September 30, 2017 compared to 58% for the same period ended September 30, 2016. This decrease is due to the decline in rental revenues and its adjusted gross margin. Sequentially, adjusted gross margin was $8.3 million for the three months ending September 30, 2017 compared to $8.1 million in the three months ended in June 30, 2017. Adjusted gross margin percentages increased to 52% from 50% the previous quarter, driven by higher sales margins. For the comparative nine months ended September 30, total gross margin decreased to $25.1 million from $30.7 million. The decrease between comparative periods is primarily due to the decrease in rental revenues and its adjusted gross margin. Please see discussion of Non-GAAP Financial Measures - Adjusted Gross Margin at the conclusion of this release.

Net Income: Net income for the three months ended September 30, 2017 decreased to $522,000 compared to net income of $1.5 million for the same period in 2016. Sequentially, net income increased to $522,000 from $375,000. For the comparative nine months ended, net income decreased to $1.1 million from $5.3 million.

Earnings Per Share: Comparing the third quarter of 2017 versus 2016, earnings per diluted share was 4 cents, down from 12 cents. Sequentially, diluted earnings per share increased to 4 cents from 3 cents. On a nine month year-to-date basis, earnings per diluted share decreased to 9 cents from 41 cents.

Adjusted EBITDA: Adjusted EBITDA decreased $1.4 million to $5.9 million, or 37% of revenue, for the three months ended September 30, 2017 versus $7.3 million or 45% of revenue for the same three months ended September 30, 2016. Adjusted EBITDA increased approximately $179,000 in the sequential quarters and increased relative to revenue to 37% from 35%. For the nine month ended September 30, 2017, Adjusted EBITDA decreased $6.5 million to $17.3 million, or 34% of revenue, compared to $23.9 million or 43% for the same period ended September 30, 2016. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA at the conclusion of this release.

Cash Flow: At September 30, 2017, cash and cash equivalents were $72.9 million with a bank debt level of $417,000, all of which is classified as non-current. Positive net cash flow from operating activities was $14.2 million during the nine months ended of 2017.

Commenting on third quarter 2017 results, Stephen C. Taylor, President and CEO, said:
“Although our markets continue to be very competitive, NGS posted another quarter of positive growth. For the second quarter in a row we delivered higher operating income and net income. Our rental gross margins are among the highest in the industry and sales revenues and margins continue on a growth trend. Our sales backlog remains at a record high level, but we have been asked by one of our customers to convert a majority of their purchased units to long-term rentals. We have agreed to do so. Rental fleet utilization and churn continue to be relatively positive and, due to high utilization rates, we are adding more large HP units to the rental fleet.”

Selected data: The tables below show revenues and percentage of total revenues, along with our adjusted gross margin, exclusive of depreciation and amortization, and related percentages of each of our product lines for the three and nine months ended September 30, 2017 and 2016.  Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Adjusted Gross Margin(1)
	Three months ended September 30,				Three months ended September 30,
	2017		2016		2017		2016
	(in thousands)
Rental	$11,292	71%	$13,157	81%	$6,959	62%	$8,644	66%
Sales	4,256	27%	2,536	16%	1,019	24%	345	14%
Service & Maintenance	365	2%	488	3%	275	75%	366	75%
Total	$15,913		$16,181		$8,253	52%	$9,355	58%

	Revenue				Adjusted Gross Margin(1)
	Nine months ended September 30,				Nine months ended September 30,
	2017		2016		2017		2016
	(in thousands)
Rental	$34,634	68%	$44,220	80%	21,378	62%	28,602	65%
Sales	15,300	30%	9,746	18%	2,895	19%	1,387	14%
Service & Maintenance	1,099	2%	985	2%	811	74%	667	68%
Total	$51,033		$54,951		$25,084	49%	$30,656	56%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The reconciliation of operating income to adjusted gross margin is as follows:

	Three months ended September 30,		Nine months ended September 30,
	(in thousands)		(in thousands)
	2017	2016	2017	2016
Operating Income	$593	$1,823	$1,350	$7,463
Depreciation and amortization	5,320	5,431	15,958	16,371
Selling, general, and administration expenses	2,340	2,101	7,776	6,822
Adjusted Gross Margin	$8,253	$9,355	$25,084	$30,656

Non GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. Adjusted EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income.

The reconciliation of net income to Adjusted EBITDA and gross margin is as follows:

	Three months ended September 30,		Nine months ended September 30,
	(in thousands)		(in thousands)
	2017	2016	2017	2016
Net income	$522	$1,509	$1,149	$5,309
Interest expense	7	2	11	6
Provision for income taxes	57	322	189	2,170
Depreciation and amortization	5,320	5,431	15,958	16,371
Adjusted EBITDA	$5,906	$7,264	$17,307	$23,856

Conference Call Details:

Teleconference: Thursday, November 2, 2017 at 9:00 a.m. Central (10:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and nine months ended September 30, 2017.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	September 30,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$72,924	$64,094
Trade accounts receivable, net of allowance for doubtful accounts of $634 and $597, respectively	7,163	7,378
Inventory, net	28,379	25,833
Prepaid income taxes	2,339	1,482
Prepaid expenses and other	1,127	972
Total current assets	111,932	99,759
Rental equipment, net of accumulated depreciation of $140,865 and $126,096, respectively	162,137	174,060
Property and equipment, net of accumulated depreciation of $11,486 and $11,267, respectively	8,425	7,753
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,601 and $1,508 respectively	1,558	1,651
Other assets	895	262
Total assets	$294,986	$293,524
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$—	$417
Accounts payable	1,830	971
Accrued liabilities	3,955	2,887
Deferred income	185	2,225
Total current liabilities	5,970	6,500
Line of credit, non-current portion	417	—
Deferred income tax liability	50,512	53,745
Other long-term liabilities	880	325
Total liabilities	57,779	60,570
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,844 and 12,764 shares issued and outstanding, respectively	128	128
Additional paid-in capital	103,916	100,812
Retained earnings	133,163	132,014
Total stockholders' equity	237,207	232,954
Total liabilities and stockholders' equity	$294,986	$293,524

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue:
Rental income	$11,292	$13,157	$34,634	$44,220
Sales	4,256	2,536	15,300	9,746
Service and maintenance income	365	488	1,099	985
Total revenue	15,913	16,181	51,033	54,951
Operating costs and expenses:
Cost of rentals, exclusive of depreciation and amortization stated separately below	4,333	4,513	13,256	15,618
Cost of sales, exclusive of depreciation and amortization stated separately below	3,237	2,191	12,405	8,359
Cost of service and maintenance	90	122	288	318
Selling, general, and administrative expense	2,340	2,101	7,776	6,822
Depreciation and amortization	5,320	5,431	15,958	16,371
Total operating costs and expenses	15,320	14,358	49,683	47,488
Operating income	593	1,823	1,350	7,463
Other income (expense):
Interest expense	(7)	(2)	(11)	(6)
Other income (expense), net	(7)	10	(1)	22
Total other income (expense), net	(14)	8	(12)	16
Income before provision for income taxes	579	1,831	1,338	7,479
Provision for income taxes	57	322	189	2,170
Net income	$522	$1,509	$1,149	$5,309
Earnings per share:
Basic	$0.04	$0.12	$0.09	$0.42
Diluted	$0.04	$0.12	$0.09	$0.41
Weighted average shares outstanding:
Basic	12,838	12,717	12,825	12,691
Diluted	13,117	12,962	13,102	12,913

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Nine months ended
	September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,149	$5,309
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,958	16,371
Deferred income taxes	(3,233)	(1,773)
Stock based compensation	3,231	1,739
Bad debt allowance	70	61
Inventory allowance	—	32
Gain on sale of assets	(49)	(49)
Gain on company owned life insurance	(35)	(7)
Changes in operating assets and liabilities:
Trade accounts receivables, net	145	3,714
Inventory	(2,535)	3,556
Prepaid expenses and prepaid income taxes	(1,012)	(604)
Accounts payable and accrued liabilities	1,927	(550)
Deferred income	(2,040)	1,629
Other	578	133
Tax benefit from equity compensation	—	(51)
NET CASH PROVIDED BY OPERATING ACTIVITIES	14,154	29,510
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,662)	(3,359)
Purchase of company owned life insurance	(571)	(142)
Proceeds from sale of property and equipment	49	49
NET CASH USED IN INVESTING ACTIVITIES	(5,184)	(3,452)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from other long-term liabilities, net	(13)	(8)
Proceeds from exercise of stock options	517	433
Taxes paid related to net share settlement of equity awards	(644)	(909)
Tax benefit from equity compensation	—	51
NET CASH USED IN FINANCING ACTIVITIES	(140)	(433)
NET CHANGE IN CASH AND CASH EQUIVALENTS	8,830	25,625
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	64,094	35,532
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$72,924	$61,157
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$11	$6
Income taxes paid	$4,288	$4,795
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$48	$164